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Exhibit 4.6

WARRANT AGREEMENT

    THIS WARRANT AGREEMENT (this "Agreement"), dated as of October 31, 2001, is by and between FLORIDA GAMING CORPORATION, a Delaware corporation (the "Company"), and CIB BANK, an Illinois banking corporation (the "Lender").

    WHEREAS, the Company proposes to issue to the Lender 200,000 warrants (the "Warrants"), to purchase up to 200,000 shares of Common Stock, par value $.10 per share, of the Company (the "Common Shares"), subject to adjustment as set forth herein (the Common Shares issuable on exercise of the Warrants as described and limited by the terms of this Agreement shall be referred to herein as the "Warrant Shares"), pursuant to a Loan Agreement, as amended from time to time (the "Loan Agreement"), by and among the Lender, Florida Gaming Centers, Inc., a Florida corporation and a wholly-owned subsidiary of the Company ("FGCI"), and City National Bank, as Trustee, dated of even date herewith. Capitalized terms used herein but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    SECTION 1.  Warrant Certificates.  The Company hereby issues 200,000 Warrants to the Lender. Upon execution of this Agreement, the Company shall deliver a certificate or certificates evidencing such Warrants (the "Warrant Certificates") to the Lender. Such certificate or certificates shall be in registered form and shall be substantially in the form set forth as Exhibit A attached hereto. Warrant Certificates shall be dated the date of issuance by the Company.

    SECTION 2.  Execution of Warrant Certificates.  Warrant Certificates shall be signed on behalf of the Company by its President and its Secretary.

    SECTION 3.  Registration.  The Company shall number and record the Warrant Certificates in a warrant register as they are issued (the "Warrant Register"). The Company may deem and treat the registered holder(s) of the Warrant Certificates (each such registered holder being hereinafter referred to as the "Holder"), as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary. The Warrants shall be registered initially in the name of the Lender.

    SECTION 4.  Registration of Transfers and Exchanges.  The Company shall from time to time register in the Warrant Register a transfer of any outstanding Warrant Certificates upon surrender thereof accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Company, duly executed by the registered Holder thereof or by the duly appointed legal representative thereof. Upon any such registration of transfer, the Company, at its own expense, will issue a new Warrant Certificate or, if requested by the Holder, Warrant Certificates, of the same type and of a like aggregate principal amount in exchange therefor to the transferee(s) designated by the Holder and the surrendered Warrant Certificate shall be canceled and disposed of by the Company. Except as may be limited by applicable law, any Warrant and the Warrant Shares shall be freely transferable. Warrant Certificates may be exchanged at the option of the Holder thereof when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. All Warrant Certificates issued upon any exchange or transfer, upon issuance, will be the legal and valid obligations of the Company, entitled to the same benefits as the Warrant Certificate surrendered for transfer or exchange. Warrant Certificates surrendered for exchange shall be canceled and disposed of by the Company.

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    SECTION 5.  Warrants; Exercise of Warrants.  Subject to the terms of this Agreement, the Holder shall have the right, which may be exercised in the event that the Lender does not elect to take the Deferred Fee in the form of cash pursuant to Section 3.6 of the Loan Agreement, and at any time from and after the earlier to occur of (i) any acceleration by the Lender of the principal balance of the Loan as permitted by the Loan Documents, (ii) any prepayment of the Loan in full by FGCI, and (iii) October 31, 2004, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant. The price at which each Warrant shall be exercisable (the "Exercise Price") shall be $0.10 per Warrant Share issued upon such exercise, subject to adjustment as described below. Notwithstanding the foregoing, the maximum aggregate Exercise Price with respect to all Warrants issued hereunder shall not exceed the greater of (1) the aggregate par value of all of the Warrant Shares and (2) $20,000.00, such maximum aggregate Exercise Price to be allocated pro rata among all outstanding Warrants. In the event of an adjustment in the number of Warrant Shares as provided in Section 9, the maximum aggregate Exercise Price (less the aggregate Exercise Price paid prior to such adjustment upon the exercise of Warrants (the "Remaining Maximum Exercise Price")) shall not be adjusted, but shall be reallocated pro rata among all outstanding Warrants, and the Exercise Price per Warrant shall be adjusted to reflect such reallocation to the extent the product of the then current Exercise Price and the maximum number of Warrant Shares remaining to be issued under this Agreement would otherwise exceed the Remaining Maximum Exercise Price.

    A Warrant may be exercised by (i) surrender to the Company at its office designated for such purpose (the address of which is set forth in Section 12 hereof) of the Warrant Certificate or Certificates to be exercised, with the form of election to purchase attached thereto duly filled in and signed and (ii) payment or delivery to the Company of the Exercise Price for the number of Warrants being exercised. Payment of the aggregate Exercise Price may at the Holder's sole option be paid (i) by delivery of immediately available funds, (ii) by the Holder's instruction to the Company to deduct from the number of Warrant Shares issuable to the Holder on account of such exercise such Warrant Shares or fractional Warrant Shares having an aggregate Current Market Value equal to the aggregate Exercise Price for the number of Warrants being exercised, or (iii) by the Holder's delivery to the Company for redemption or cancellation of other securities of the Company or fractional portions thereof accompanied by appropriate assignments having an aggregate Current Market Value equal to the Exercise Price for the number of Warrants being exercised.

    Upon such surrender of Warrants and payment of the Exercise Price as described above, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names of the Holder as such Holder may designate a certificate or certificates for the number of Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and the person so named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price, irrespective of the date of delivery of such certificate or certificates for Warrant Shares.

    Each Warrant shall be exercisable, at the election of the Holder thereof, either in full or from time to time in part and, in the event that a Warrant Certificate is exercised in respect of fewer than all of the Warrants evidenced thereby, a new Warrant Certificate evidencing the remaining Warrant or Warrants will be issued and delivered pursuant to the provisions of this Section and of Section 2 hereof. All Warrant Certificates surrendered upon exercise of Warrants shall be canceled and disposed of by the Company. The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holder during normal business hours at its office.

    Notwithstanding the foregoing, however, the Lender acknowledges that Florida law prohibits any Person from acquiring a five percent (5%) or greater equity interest in a pari-mutuel operator and

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exercising control with respect to such interest until such Person has received the approval of the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering. Therefore, the Lender acknowledges that the acquisition of five percent (5%) or more of the Company's Common Shares upon the exercise of the Warrants requires such approval before the Company is required to issue Common Shares in excess of such percentage to the Lender pursuant hereto.

    The Warrants and all rights and options thereunder shall expire on October 31, 2006, and shall be wholly null and void to the extent the Warrants are not exercised before expiration.

    "Current Market Value" means, as at any time, with respect to securities that are publicly traded, the average of the daily closing prices of such security for thirty (30) consecutive trading days ending three (3) trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if such security is traded over-the-counter and quoted in the National Market System, or if such security is so traded, but not so quoted, the average of the closing reported bid and asked prices of such security reported by NASDAQ, including the OTC Bulletin Board or any comparable system, or, if such security is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two (2) members of the National Association of Securities Dealers, Inc., selected from time to time by the Holder for that purpose. If such security is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Value shall be deemed to be the fair market value of such security (without applying any discounts for lack of liquidity or minority interests) or property, each as reasonably determined in good faith by the Board of Directors of the Company taking into account all information that should reasonably be taken into account in valuing the Company as a going concern and dividing by the number of Common Share Equivalents (as defined below) then outstanding. If Holders of a majority of the then outstanding Warrants dispute the value determination by the Board of Directors, the value determination shall be made by a regional or national independent appraiser or investment bank mutually agreed upon by such Holders and the Company. The fees of such appraiser shall be (i) paid by the Holders of the Warrants in the event that the appraiser's determination of Current Market Value is less than ninety percent (90%) of the Current Market Value determined by the Board of Directors, (ii) paid one-half by the Company and one-half by the Holders of the Warrants in the event the appraiser's determination of Current Market Value is between ninety percent (90%) and one hundred ten percent (110%) of the Current Market Value determined by the Board of Directors, and (iii) paid by the Company in the event that the appraiser's determination of Current Market Value is in excess of one hundred ten percent (110%) of the Current Market Value determined by the Board of Directors. The Company shall give each Holder written notice of each determination of Current Market Value by the Board of Directors (and the market basis for such determination) or by such appraisal process. For purposes of this Agreement, "Common Share Equivalents" means, as at any time, the number of Common Shares that are outstanding, plus the maximum number of Common Shares issuable upon the exercise of the Warrants and the exercise or conversion of all other outstanding options and convertible securities of the Company from time to time, without regard to whether such exercise or conversion is then available.

    Notwithstanding anything in this Agreement to the contrary, the ratio which the number of Warrant Shares issuable upon the exercise of the Warrants bears to the total number of Common Share Equivalents outstanding as of the time the Warrants are exercised shall not exceed the ratio which

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200,000 Warrant Shares bears to the total number of Common Share Equivalents outstanding as of the date of this Agreement.

    SECTION 6.  Payment of Taxes.  The Company will pay all documentary stamp taxes and other governmental charges in connection with the issuance, sale, delivery or transfer of the Warrants hereunder, as well as all such taxes attributable to the issuance of Warrant Shares upon the exercise of Warrants and payment of the Exercise Price.

    SECTION 7.  Replacement of Securities.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of loss, theft or destruction, provision of reasonable indemnification, the Company, at its expense, will issue and deliver to the Holder a new Warrant Certificate of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate. Any new Warrant Certificate issued upon the loss, theft, destruction or mutilation of such Warrant Certificate shall be in substantially the form of the Warrant Certificate so lost, stolen, destroyed or mutilated.

    SECTION 8.  Reservation of Warrant Shares.  The Company shall at all times reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Common Shares upon exercise of Warrants, the maximum number of Common Shares which may at such time be deliverable upon the exercise of all outstanding Warrants. The Company or, if appointed, the transfer agent for the Common Shares and each transfer agent for any of the Company's capital stock issuable upon the exercise of any of the Warrants (collectively, the "Transfer Agent"), will be irrevocably authorized and directed at all times to reserve such number of authorized Common Shares as shall be required for such purpose. The Company shall keep a copy of this Agreement on file with the Transfer Agent. The Company will supply the Transfer Agent with duly executed certificates for such purposes. The Company will furnish such Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to the Holder pursuant to Section 10 hereof.

    The Company covenants that all Warrant Shares and other equity securities issued upon exercise of Warrants pursuant to the terms of this Agreement will, upon payment of the Exercise Price therefor and issuance thereof, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. If Common Shares are listed on one or more principal securities exchanges or markets within the United States of America, the Company shall list on such exchanges or markets, Common Shares issued upon exercise of the Warrants, immediately upon their issuance. Thereafter, the Company shall register the Common Shares issued upon exercise of the Warrants (the "Registrable Shares") pursuant to Section 18 hereof.

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    SECTION 9.  Adjustment of Number of Warrant Shares Issuable.  The number of Warrant Shares issuable upon the exercise of each Warrant from time to time is referred to as the "Warrant Number." The Warrant Number shall initially be one (1). The Warrant Number shall be subject to adjustment from time to time as hereinafter provided.

    A.  Adjustments to the Warrant Number.  The Warrant Number will be subject to adjustment from time to time as described in Subsections B, C and D below. If and whenever on or after the date of this Agreement, the Company issues or sells, or in accordance with Subsection B is deemed to have issued or sold, any Common Shares of the Company (other than as described in Subsection C or Subsection D) for a consideration per share less than the Current Market Value in effect immediately prior to such issuance or sale, or deemed issuance or sale, then forthwith upon such issuance or sale, or deemed issuance or sale, the Warrant Number in effect will be adjusted by multiplying such Warrant Number by a fraction, (x) the numerator of which shall be the total number of Common Share Equivalents outstanding as determined immediately after such issuance or sale, or deemed issuance or sale (including taking into account those deemed to have been issued pursuant to Subsection B below in such transaction), and (y) the denominator of which shall be an amount equal to the sum of (A) the number of Common Share Equivalents outstanding immediately prior to such issuance or sale, or deemed issuance or sale, plus (B) the number of Common Shares which the aggregate consideration, if any, received by the Company for such shares would buy at the Current Market Value thereof, as of the date immediately prior to such issuance or sale, or deemed issuance or sale; provided, however, that Common Shares issued or sold (or deemed issued or sold) without consideration shall be deemed to have been issued or sold for $.001 per share.

    B.  Effect of Certain Events on Warrant Number.  For purposes of determining the adjusted Warrant Number under Subsection A, the following will be applicable:

      1.  Issuance of Rights or Options.  If the Company in any manner grants any right or option to subscribe for or to purchase Common Shares or any other securities convertible into or exchangeable for Common Shares (such right or option being herein called an "Option" and such convertible or exchangeable securities being herein called "Convertible Securities") and the price per share for which Common Shares are issuable upon the exercise of such Option or upon conversion or exchange of such Convertible Securities is less than the Current Market Value per Common Share in effect immediately prior to the time of the granting of such Option, then the total maximum number of Common Shares issuable upon the exercise of such Option or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Option will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per Share for which Common Shares are issuable" will be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Option, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of such Option, plus in the case of an Option which relates to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the exercise of the Option or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Option. No further adjustment of the Warrant Number will be made when Convertible Securities are actually issued upon the exercise of such Option or when Common Shares are actually issued upon the exercise of such Option or the conversion or exchange of such Convertible Securities.

      2.  Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Security and the price per share for which Common Shares are issuable upon the conversion or exchange of such Convertible Securities is less than the Current Market Value per Common Share in effect immediately prior to the time of such issue or sale, then the maximum

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  number of Common Shares issuable upon conversion or exchange of such Convertible Security will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which Common Shares are issuable" will be determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the conversion or exchange of such Convertible Securities. No further adjustment of the Warrant Number will be made when Common Shares are actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Warrant Number had been or are to be made pursuant to other provisions of this Agreement, no further adjustment of the Warrant Number will be made by reason of such issue or sale.

      3.  Change in Option Price or Conversion Rate.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Options are exercisable or Convertible Securities are convertible into or exchangeable for Common Shares changes at any time, including, but not limited to, a change resulting from any applicable anti-dilution provisions of such securities, the Warrant Number in effect at the time of such change will be readjusted to the Warrant Number which would have been at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed exercise or conversion rate, as the case may be, at the time initially granted, issued or sold.

      4.  Treatment of Expired Options and Unexercised Convertible Securities.  Upon the expiration of any Option without the exercise thereof or the termination of any right to convert or exchange any Convertible Security without the exercise of any such right, the Warrant Number then in effect hereunder will be adjusted to the Warrant Number that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

      5.  Calculation of Consideration Received.  If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount received by the Company therefor. In case any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration as of the date of receipt determined as set forth below. Any consideration received shall be net of discounts, commissions, taxes and other expenses allowed, paid or incurred by the Company for underwriting or otherwise in connection with the issuance and sale of such securities. If any Common Shares, Options or Convertible Securities are issued in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash will be the Current Market Value of such consideration; provided, however, that no value shall be credited as consideration for services rendered.

      6.  Integrated Transactions.  In case any Option is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued without consideration.

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      7.  Authorized But Unissued Common Shares.  The number of Common Shares outstanding at any given time does not include Common Shares owned or held by or for the account of the Company or any subsidiary, but the disposition of any Common Shares so owned or held will be considered an issuance or sale of Common Shares.

      8.  Record Date.  If the Company takes a record of the holders of Common Shares for the purpose of entitling them (i) to receive a distribution payable in Common Shares, Options or Convertible Securities or (ii) to subscribe for or purchase Common Shares, Options or Convertible Securities, then for purposes of this Warrant such record date will be deemed to be the date of the issuance or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

      9.  Certain Exceptions.  Anything herein to the contrary notwithstanding, no adjustment will be made to the Warrant Number by reason of (i) the issuance of capital stock or Options or Convertible Securities issues to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, which issuances are primarily for other than equity financing purposes, and provided that the aggregate of such issuance and similar issuances do not exceed one percent (1%) of the then outstanding Common Shares (assuming full conversion and exercise of all outstanding convertible and exercisable securities), or (ii) the issuance of Common Shares upon a subdivision of the Common Shares for which an adjustment to the Warrant Number is made pursuant to Subsection C below.

    C.  Subdivision or Combination of Common Shares.  If the Company at any time subdivides (by any split, dividend, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Warrant Number in effect immediately prior to such subdivision will be proportionately increased and the number of Common Shares obtainable upon exercise of this Warrant will be proportionately increased. If the Company at any time combines (by reverse split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Warrant Number in effect immediately prior to such combination will be proportionately reduced and the number of Common Shares obtainable upon exercise of this Warrant will be proportionately decreased. Any adjustment under this Subsection C shall be effective at the close of business on the date the subdivision or combination becomes effective.

    D.  Adjustments and Payments for Other Distributions.  In the event the Company, at any time or from time to time, makes or issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution of assets, evidences of indebtedness or securities other than Common Shares (a "Special Dividend"), unless there would otherwise have been an adjustment in the Warrant Number pursuant to Subsections B or C above, then and in each such event the Warrant Number then in effect shall be increased, effective immediately after the record date at which the holders of Common Shares are determined for purposes of such Special Dividend, to a number determined by multiplying the Warrant Number in effect immediately before such Special Dividend by a fraction, the numerator of which shall be the Current Market Value per outstanding Common Share on such record date and the denominator of which shall be the Current Market Value per outstanding Common Share on such record date less the then Current Market Value of the assets, evidences of indebtedness or securities other than Common Shares issued or distributed in such Special Dividend with respect to one Common Share; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Warrant Number shall be recomputed accordingly as of the close of business on such record date and thereafter the Warrant Number shall be adjusted pursuant to this Subsection D as of the time of actual payment of such dividend or distribution.

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    E.  Notice of Adjustment; Roundings.  Whenever the Warrant Number is adjusted, the Company shall provide the notices required by Section 10 hereof. All calculations under this Warrant Agreement shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

    F.  Reorganizations.  In case of any capital reorganization (other than in the cases referred to in Sections 9(B), (C) or (D) hereof) or the consolidation or merger of the Company with or into another entity (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding Common Shares into shares of other securities or property), or the sale of the property of the Company as an entirety or substantially as an entirety (collectively such actions being hereinafter referred to as "Reorganizations"), there shall thereafter be deliverable upon exercise of any Warrant (in lieu of the number of Common Shares theretofore deliverable) the number of shares or other securities or property to which a holder of the number of Common Shares that would otherwise have been deliverable upon the exercise of such Warrant would have been entitled upon such Reorganization if such Warrant had been exercised in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as reasonably determined in good faith by the Company and reasonably acceptable to the Holder, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the Holder so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of Warrants. The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor entity (if other than the Company) resulting from such reorganization or the entity purchasing or leasing such assets or other appropriate corporation or entity shall assume, by a supplemental Warrant Agreement in form reasonably acceptable to the Holder, the obligation to deliver to the Holder such securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and all other obligations under this Agreement.

    G.  Form of Warrants.  Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

    H.  Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 9 hereof but not expressly provided for by such provisions (including, without limitation, the granting of equity appreciation rights, phantom equity rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate increase in the Warrant Number so as to protect the rights of the Holders.

    I.  Miscellaneous.  For purposes of this Section 9, the term "Common Shares" shall mean shares of (i) the class of equity designated as the Common Stock of the Company as of the date of this Agreement, and (ii) any other class of equity resulting from successive changes or reclassification of any such shares.

    J.  Protection of Rights of Warrant Holders.  The Company shall not amend its articles of incorporation or bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company (including any amendment to the Company's articles of incorporation to increase the par value of its Common Shares), but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and will take all actions that may be necessary or appropriate in order to protect the rights of the Holder to exercise such Warrants without impairment.

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    SECTION 10.  Notices to Warrant Holders.

    A.  Upon any adjustment pursuant to Section 9 hereof, the Company shall promptly thereafter cause to be given to the Holder at such Holder's address appearing on the Warrant register written notice of such adjustments by first class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 10.

    B.  In the event (i) the Company shall authorize the issuance to all holders of Common Shares of rights, options or warrants to subscribe for or purchase Common Shares or of any other subscription rights or warrants; (ii) the Company shall authorize the distribution to all holders of Common Shares of evidences of its indebtedness or assets; (iii) of any consolidation or merger to which the Company is a party and for which approval of the shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Shares issuable upon exercise of the Warrants (other than as a result of a subdivision or combination), or a tender offer or exchange offer for Common Shares; (iv) of the voluntary dissolution, liquidation or winding up of the Company; or (v) the Company proposes to take any action that would require an adjustment to the Warrant Number pursuant to Section 9 hereof; then the Company shall cause to be given to the Holder at such Holder's address appearing on the Warrant Register, at least 30 days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of Common Shares to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for Common Shares, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The Company shall give to the Holder written notice of any determination to make a distribution to the holders of its Common Shares of any assets (including cash), debt securities, preferred stock, or any rights or warrants to purchase debt securities, assets or other securities (other than Common Shares, or rights, options, or warrants to purchase Common Shares) of the Company, which notice shall state the nature and amount of such planned distribution and the record date therefor, and shall be given to the Holder at least 30 days prior to such record date therefor. Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or any other matter, or any rights whatsoever as shareholders of the Company.

    SECTION 11.  Legend.  The Warrants and the Warrant Shares or other securities issued upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be issued in reliance upon an exemption from the registration requirements thereof. Pursuant to the foregoing, the Holder acknowledges that the certificates representing the Warrants and the Warrant Shares shall each bear a restrictive legend substantially as follows:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER SUCH ACT."

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    SECTION 12.  Notices to the Company and the Warrant Holder.  Any notices required or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, postage prepaid or delivered by commercial overnight courier service, charges prepaid, to the following addresses, or such other address as any party hereto designates by written notice to the Company, and shall be deemed to have been given upon delivery, if delivered personally, three days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service:

      If to the Company:

    Florida Gaming Corporation
    3500 N.W. 37th Avenue
    Miami, Florida 33142
    Attention:        W. Bennett Collett

      with a copy to:

    Phillip E. Allen
    The Market Place
    Suite 130
    12910 Shelbyville Road
    Louisville, Kentucky 40243

If to any Holder, at the address appearing on the Warrant Register of the Company (until the Company is otherwise notified in accordance with this Section by such Holder). Any party may change, or any new Holder may provide, the address to which notices to it are to be sent by giving written notice given pursuant to this Section to the other parties hereto.

    SECTION 13.  Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Holder shall bind and inure to the benefit of its respective successors and assigns hereunder.

    SECTION 14.  Governing Law.  This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Illinois and for all purposes shall be construed in accordance with the internal laws of said State.

    SECTION 15.  Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

    SECTION 16.  Waiver.  No provision of this Agreement may be waived except by an instrument in writing signed by the party be bound; provided that any waiver sought from the Holders of any provision of this Agreement which affects Holders generally may be given by Holders of a majority of (i) all of the Warrant Shares issuable upon exercise of the Warrants and (ii) all the Common Shares issued upon exercise or in respect of the Warrants then outstanding and any waiver so given shall be binding on all Holders. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

    SECTION 17.  Survival.  Notwithstanding anything herein to the contrary, this Agreement and the rights of the Holders of the Warrant Shares hereunder shall survive the exercise of all of the Warrants.

Page 15 of 97 Pages

    SECTION 18.  Registration.

    A.  At the request of any Holder or Holders of Registrable Shares, the Company shall make one registration available for the sale of Registrable Shares (a "Registration"), but only if and to the extent that the Registrable Shares are not transferable freely without restriction under the Securities Act and any applicable state securities laws. If a Registration is to be an underwritten public offering, and if an underwriter for marketing reasons requests the inclusion in the registration statement of information which is not required under the Securities Act to be included in a registration statement on the applicable form for the Registration, the Company will provide such information for inclusion by the underwriter in the Registration. If a Registration is an underwritten public offering and the managing underwriters advise the Company in writing that in their reasonable opinion the number of Registrable Shares and other securities requested to be included in the Registration (the "Other Shares") exceeds the number of shares which can be sold in such offering without having an adverse effect on the price of such shares (such number of shares, the "Maximum Number"), the Company will include in such registration first, the Registrable Shares, up to the Maximum Number, and second, if the number of Registrable Shares is less than the Maximum Number, the Other Shares, up to the Maximum Number.

    B.  The Company may postpone for up to ninety (90) days the filing or effectiveness of any Registration if the Board of Directors of the Company determines in good faith that such Registration is reasonably likely to materially interfere with, or have a materially adverse effect on, any material corporate development (including any material business combination or acquisition transaction).

    C.  All expenses incident to the Company's performance of or compliance with this Section 18 shall be borne by the Company.

    D.  The Company agrees to indemnify, to the fullest extent permitted by law, each seller of Registrable Shares, its officers and directors and each Person who controls such seller (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation attorneys' fees) caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading. In connection with any Registration in which a seller of Registrable Shares is participating, each such seller severally, but not jointly, shall indemnify the Company, its Affiliates, officers, directors and each Person who controls the Company (within the meaning of the Securities Act), insofar as and to the extent that losses, claims, damages, liabilities, and expenses (including without limitation attorneys' fees) are caused by any untrue statement of a material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such seller expressly for use therein.

    E.  At any time and from time to time after (i) the Company registers a class of securities under Section 12 of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), or (ii) the expiration of 90 days following the close of business on the earlier of such date as the Company commences to file reports under Section 13 or Section 15(d) of the Securities Exchange Act, then upon receipt of a written request of a holder of Registrable Shares, stating that such holder proposes to sell securities in compliance with Rule 144 of the Securities and Exchange Commission (the "Commission"), the Company will (1) forthwith furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144, as such rule may be amended from time to time and (2) make available to the public and such holder such information as will enable the holder to make sales pursuant to Rule 144.

Page 16 of 97 Pages

    F.  The Company agrees to give each Holder prompt written notice of its intention to register any of its securities under the Securities Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

Page 17 of 97 Pages

    IN WITNESS WHEREOF, the parties hereto have executed this Warrant Agreement on the date first set forth above.

FLORIDA GAMING CORPORATION

Attest:	/s/ W. B. Collett, Jr.	By:	/s/ W. Bennett Collett, Sr.
	Secretary	Its:	Chairman and CEO
CIB BANK

		By:	/s/ Joseph Pratl
		Its:	Sr. V.P.

Page 18 of 97 Pages

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER SUCH ACT.

No. 1	200,000 Warrants

Warrant Certificate

FLORIDA GAMING CORPORATION

    This Warrant Certificate certifies that CIB BANK, or its successors, is the registered holder of the number of Warrants (the "Warrants") set forth above to purchase shares of the Common Stock, $0.10 par value per share (the "Common Shares"), of FLORIDA GAMING CORPORATION, a Delaware corporation (the "Company"). Each Warrant entitles the holder upon exercise to receive from the Company one fully paid and nonassessable Common Share of the Company (a "Warrant Share") at the initial aggregate exercise price (the "Exercise Price") of $0.10 per Warrant Share, upon surrender of this Warrant Certificate and payment of the Exercise Price (payable as set forth in the Warrant Agreement), at the office of the Company designated for such purpose, but only subject to the conditions set forth herein and in the Warrant Agreement. Notwithstanding the foregoing, the aggregate Exercise Price for all Warrants issued pursuant to the Warrant Agreement shall not exceed $20,000.00. The Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

    The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to a Warrant Agreement dated as of October 31, 2001 (the "Warrant Agreement"), duly executed and delivered by the Company, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

    The holder of Warrants evidenced by this Warrant Certificate may exercise such Warrants under and pursuant to the terms and conditions of the Warrant Agreement by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon (and by this reference made a part hereof) properly completed and executed, at the office of the Company designated for such purpose. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued by the Company to the holder hereof or his or its registered assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

    The Warrant Agreement provides that upon the occurrence of certain events the number of Warrants Shares and the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted.

    Warrant Certificates, when surrendered at the office of the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Page 19 of 97 Pages

    Subject to the terms and conditions of the Warrant Agreement, upon due presentation for registration of transfer of this Warrant Certificate at the office of the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

    The Company may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

    IN WITNESS WHEREOF, this Warrant Certificate is duly executed on behalf of Florida Gaming Corporation as of the 31st day of October, 2001.

FLORIDA GAMING CORPORATION
Attest:	W. B.Collett, Jr.	By:	W. Bennett Collett
	Secretary	Its:	Chairman and CEO

Page 20 of 97 Pages

Form of Election to Purchase

(To Be Executed Upon Exercise of Warrant)

    The undersigned holder hereby represents that such holder is the registered holder of this Warrant Certificate, and hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive      Common Shares of Florida Gaming Corporation. The undersigned requests that a certificate for such shares be registered in the name of the undersigned or nominee hereinafter set forth, and further that such certificate be delivered to the undersigned at the address hereinafter set forth or to such other person or entity as is hereinafter set forth. If said number of Common Shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of the undersigned or nominee hereinafter set forth, and further that such certificate be delivered to the undersigned at the address hereinafter set forth or to such other person or entity as is hereinafter set forth.

Certificate to be registered as follows:

Name:

Address:

Certificate to be delivered as follows:

Name:

Address:

Signature:

Date:

Page 21 of 97 Pages

QuickLinks

Exhibit 4.6
WARRANT AGREEMENT
Warrant Certificate FLORIDA GAMING CORPORATION
Form of Election to Purchase (To Be Executed Upon Exercise of Warrant)